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                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Queens County Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-85684 and 33-85682) on Form S-8 of Queens County Bancorp, Inc. of our report dated January 20, 1998, related to the consolidated statements of condition of the Queens County Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Queens County Bancorp, Inc.




New York, New York
March 17, 1998